Exhibit 5.3

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200 www.torys.com

October 5, 2021

The Very Good Food Company Inc.

2784 Rupert Street

Vancouver, British Columbia

V5M 3T7

Ladies and Gentlemen:

RE: Registration Statement on Form F-10

We hereby consent to the references to our firm name in the prospectus filed as part of this registration statement on Form F-10 of The Very Good Food Company Inc. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Torys LLP

Torys LLP